POINT TO POINT WITH BUFFER PLUS, PARTICIPATION RATE, AND CAP INDEXED ACCOUNT ENDORSEMENT

This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.

The effective date of this endorsement for new Contracts is the Contract Date and for existing contracts is the Endorsement Effective Date.

This endorsement makes certain Indexed Account(s) available for your Contract using the Crediting Method described. We reserve the right to offer any combination of Indexed Accounts using the crediting features described in this endorsement.

This endorsement terminates on the date the Contract terminates.

Contract Number: [000000000000]
Owner(s): [John Doe]
Endorsement Effective Date: [01/01/2023]
Guaranteed Minimum Participation Rate: [100%] during the Surrender Charge Period, [100%] thereafter

Indexed Accounts:

Index	Interest Term	Buffer Plus Rate	Initial Allocation	Initial Ca	Initial Participation Rat	Indexed Account Charge
[S&P 500[*	6 year	20%	10%	-	100%	-]

Indexes are not available for direct investment, and do not include the payment or reinvestment of dividends in the calculation of its performance unless otherwise noted. [*Includes dividends.]

SECTION 1: DEFINITION

Guaranteed Minimum Participation Rate: The minimum Participation Rate applicable to Indexed Accounts available under this endorsement.

Buffer Plus Rate: A rate added to the Index Return at the end of an Interest Term if the Index Return is negative, or the minimum Adjusted Index Return if the Index Return is positive or zero.

Cap: The maximum Adjusted Index Return that can be credited to an Indexed Account for an Interest Term.

Participation Rate: A percentage that can be applied to the Index Return for an Interest Term as specified in the Crediting Method.

SECTION 2: OVERVIEW

We will declare a Participation Rate for each Interest Term. We may also declare a Cap for a given Interest Term if the Participation Rate is equal to the Guaranteed Minimum Participation Rate. If the

Indexed Account will have a Cap for the Interest Term, we will declare the Cap prior to the beginning of the Interest Term.

If both a Participation Rate and a Cap apply during a given Interest Term, at the end of the Interest Term we apply the Participation Rate to the Index Return first and then apply the Cap.

Initial Participation Rates and initial Caps shown above are applicable for the initial Interest Term only. Subsequent Participation Rates and Caps are subject to change for each subsequent Interest Term and may differ from the Participation Rate and Cap used for new Contracts. Subsequent Participation Rates will never be less than the Guaranteed Minimum Participation Rate. Subsequent Caps, if applicable, will never be less than the Buffer Plus Rate.

The Indexed Account Charge and Buffer Plus Rate stated above for each respective Indexed Account will not change for the life of the Contract.

SECTION 3: CREDITING METHOD

The Crediting Method applicable to the Indexed Account(s) shown above is the Point to Point with Buffer Plus, Participation Rate, and Cap method.

To calculate Indexed Interest, we first calculate the Index Return. The Index Return is equal to:

1.the Index Value on the date the current Interest Term ends; minus
2.the Index Value on the date the current Interest Term begins; divided by
3.the Index Value on the date the current Interest Term begins;

Next, we determine the Adjusted Index Return by applying the Buffer Plus Rate, Participation Rate, and Cap, if applicable:

If the Index Return is positive or zero:
The Adjusted Index Return is equal to:
a.the Buffer Plus Rate, plus
b.the Index Return in excess of the Buffer Plus Rate, if any, multiplied by the Participation Rate, with
c.the result not to exceed the Cap, if applicable

If the Index Return is negative:
The Adjusted Index Return is equal to the Index Return plus the Buffer Plus Rate.

The Adjusted Index Return is then multiplied by the Indexed Account’s Base Value on the last day of the Interest Term.

If an Indexed Account Charge applies, it is deducted from the Indexed Account Value after any interest is credited.